Exhibit 99.1

FOR IMMEDIATE RELEASE

In Response to Recent Court Ruling, Board of Directors Adopts Revised First Amendment to BreitBurn Energy Partners Limited Partnership Agreement

Board also moving expeditiously to implement a new voting process for election of board of directors.  New process will be consistent with the original goal of giving each limited partner a meaningful right to vote in the election of directors.

LOS ANGELES, December 30, 2009 - BreitBurn Energy Partners L.P. (the “Partnership” or “BBEP”) announced today that the board of directors of BreitBurn GP (“BBGP”), the general partner of the Partnership, has adopted a revised First Amendment (the “Revised Amendment”) to the BBEP Limited Partnership Agreement (the “Partnership Agreement”).

The first amendment to the Partnership Agreement has been the subject of ongoing litigation against the Partnership.  The litigation was initiated without warning by Fort Worth, Texas-based Quicksilver Resources Inc. (“Quicksilver”), a limited partner in BBEP, on October 31, 2008.  The first amendment, as originally adopted in June of 2008, granted a new right to the BBEP limited partners to elect the directors of the board of BBGP.  Prior to that time, the limited partners had no voice in the selection of directors.

The 48th District Court in Tarrant County, Texas (the “Court”), recently issued an order indicating that the first amendment was not properly adopted by the board of directors of BBGP and was therefore invalid.

In light of the Court’s ruling and with a desire to eliminate uncertainty arising from the litigation, the board of BBGP has adopted a Revised Amendment in place of the original first amendment.  The Revised Amendment does not give limited partners the right to vote for directors.  The board is committed to implementing a new voting process that will be consistent with the original goal of giving each limited partner a meaningful right to vote in the election of directors.

While the board, which is comprised of a majority of independent directors, considers the new voting process, the Partnership will continue to function as it has with no change in its stated strategy.  In addition, all voting rights of all limited partners as provided for in the original Partnership Agreement, including the right to vote on a merger, consolidation or liquidation, as well as the right to vote on the removal of the general partner, remain in place and are unaffected by this action.

Under Delaware law, limited partnerships, unlike corporations, are not required to have boards of directors and are not required to allow limited partners to vote in elections for directors.  Nevertheless, in 2008, the board of BBGP provided new voting rights to the limited partners to elect directors.  However, in order to provide a fair election system that gave all limited partners a meaningful right to vote in the election of directors and, for instance, to not give working control of the Partnership to a single limited partner, the election provision limited the voting power of any single limited partner to 20%.  Through its lawsuit, Quicksilver has attacked various aspects of the first amendment as originally adopted and has attempted to remove this important limited partner protection.  Among other things, Quicksilver has argued that the amendment was not properly adopted by the Partnership in June 2008 because, allegedly, the board failed to consider the impact of the amendment specifically on Quicksilver.

Having the election process without the 20% voting cap could adversely affect all of the limited partners other than the controlling limited partner.  For instance, if Quicksilver were to be in control of the Partnership while also seeking damages against the Partnership, as is the present case, it could agree to a settlement that would be extremely adverse to the interests of the other limited partners.  Similarly, it could cause the Partnership to advance policies that benefit Quicksilver rather than the Partnership.  Numerous other adverse effects resulting from conflicts of interest could arise.

BreitBurn continues to believe that the Quicksilver litigation is part of a campaign by Quicksilver to gain working control of the Partnership to serve its own ends.

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is a California-based publicly traded independent oil and gas limited partnership focused on the acquisition, exploitation, development and production of oil and gas properties. These producing and non-producing crude oil and natural gas reserves are located in Northern Michigan, the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Sunniland Trend in Florida, and the New Albany Shale in Indiana and Kentucky. See www.BreitBurn.com for more information.

Cautionary Statement Relevant to Forward-Looking Information

This press release may contain forward-looking statements relating to the Partnership's operations that are based on management's current expectations, estimates and projections about its operations. Words and phrases such as “could,” “expects,” “will,” “continues,” “committed to,” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. These include risks relating to Court schedules and calendars, litigation uncertainties and the factors set forth under the heading  “Risk Factors” incorporated by reference from our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward looking statements, which speak only as of the date of this press release. Unless legally required, BreitBurn undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Relations Contacts:
James G. Jackson
Executive Vice President and Chief Financial Officer
(213) 225-5900 x273
or
Gloria Chu
Investor Relations
(213) 225-5900 x210

BBEP-IR